As filed with the Securities and Exchange Commission on December 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-1047710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mail Stop CF3-201

300 RadioShack Circle

Fort Worth, Texas 76102

(817) 415-3011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert C. Donohoo

Vice President, General Counsel and Corporate Secretary

Mail Stop CF3-201

300 RadioShack Circle

Fort Worth, Texas 76102

(817) 415-3011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

James E. O’Bannon

Jones Day

2727 N. Harwood Street

Dallas, TX 75201

(214) 220-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Convertible Preferred Stock	150,000	$800.00	$120,000,000(2)	$13,944.00
Common Stock	(3)	(3)	(3)	(3)
Transferable Convertible Preferred Share Subscription Rights	(4)	N/A	N/A	(5)
Total			$120,000,000	$13,944.00

(1)	This Registration Statement relates to (a) the transferable subscription rights to purchase convertible preferred stock of the Registrant, which subscription rights are to be issued to holders of the Registrant’s outstanding common stock, (b) the shares of convertible preferred stock deliverable upon the exercise of transferable subscription rights to be issued in connection with the rights offering described in this Registration Statement, and (c) the shares of common stock issuable upon the conversion of such convertible preferred shares. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional convertible preferred shares and shares of common stock of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.
(2)	Represents the gross proceeds from the assumed exercise of all transferable subscription rights to be issued.
(3)	There are also registered 300,000,000 shares of common stock, which the Registrant estimates as the maximum number of shares of common stock into which the convertible preferred shares may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.
(4)	The maximum number of transferable subscription rights issuable in this rights offering is equal to the number of shares of the Registrant’s common stock that are issued and outstanding on the applicable record date.
(5)	The transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement of which this prospectus is a part and which is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 12, 2014

Prospectus

RadioShack Corporation

Up to 150,000 Convertible Preferred Shares

Issuable Upon the Exercise of Transferable Subscription Rights

At $800.00 per Share

We are distributing, at no charge, to holders of our common stock, as of                     , 2015, whom we refer to as our “Legacy Shareholders,” transferable subscription rights to purchase up to 150,000 shares of our convertible preferred shares, which we refer to as the “preferred shares,” at a price of $800.00 per preferred share in this rights offering. You will receive one right for each one of our shares of common stock held by you of record as of                     , 2015. We refer to this date as the “Record Date.” Each right will entitle you to purchase                      of a preferred share at a subscription price of $        , provided, that (1) rights may be exercised only to purchase whole preferred shares and fractional preferred shares in integral multiples of 0.001 of a preferred share and (2) the total subscription price payable upon any exercise of rights will be rounded to the nearest whole cent. This rights offering will expire at 5:00 p.m., New York City time,                     , 2015, which we refer to as the “Expiration Date.” Any right not exercised at or before the Expiration Date will be void, of no value and will cease to be exercisable for preferred shares. We currently do not intend to extend the Expiration Date. All exercises of rights are irrevocable.

Subject to the limitations set forth herein, the preferred shares will automatically convert into shares of our common stock promptly following such time that (1) we have sufficient authorized and unissued shares of common stock to convert all outstanding preferred shares into common stock and (2) the par value per share of our common stock is decreased to $0.01 per share. We refer to this conversion as the “Automatic Conversion.” Upon the Automatic Conversion, each preferred share will be convertible into 2,000 shares of our common stock. The subscription price payable for preferred shares or fractions thereof upon the exercise of the rights equates to $0.40 for each share of our common stock into which such preferred shares or fractions thereof will be convertible.

No preferred shares will be converted or convertible pursuant to the Automatic Conversion or otherwise, at any time, to the extent that any such conversion would result in any “person” or “group” (each as defined herein) becoming a “35% Beneficial Owner” (as defined herein).

On October 3, 2014, we entered into a recapitalization and investment agreement, which (as subsequently amended) we refer to as the “Recapitalization Agreement,” with General Retail Holdings L.P., which we refer to as “GRH.” We are conducting this rights offering pursuant to the terms of the Recapitalization Agreement, which also contemplates:

•	Our issuance to GRH of 150,000 preferred shares in exchange for (1) the cancellation of outstanding letter of credit reimbursement obligations to the extent we contemporaneously reduce or terminate the commitments of GRH to issue (or cause to be issued) letters of credit under our amended credit agreement and (2) our right to receive all amounts withdrawn by GRH from its cash collateral account upon any reduction or termination by us of the commitments of GRH to issue (or cause to be issued) letters of credit under the terms of our amended credit agreement. This issuance, which is expected to be completed concurrently with the completion of this rights offering, is referred to as the “Sponsor Conversion;” and
•	Our issuance to GRH of up to 50,000 additional preferred shares, in consideration of GRH having arranged the Recapitalization Transactions (as defined herein).

This rights offering is being made directly by us. We are not using an underwriter or selling agent. We have engaged Wells Fargo Bank, N.A. to serve as our subscription agent for this rights offering, and                      is acting as information agent. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel this rights offering.

Shares of our common stock underlying the preferred shares are quoted on the New York Stock Exchange, or the “NYSE,” under the symbol “RSH.” On                     , 2015, the closing price of our common stock was $         per share. The rights are transferable but are not expected to trade on the NYSE. The preferred shares are transferable but are not expected to trade on the NYSE. We cannot give you any assurance that a market for the rights or the preferred shares will develop or, if a market does develop, of the prices at which the rights or preferred shares will trade or whether such market will be maintained. Except as described above, there is no minimum subscription amount for each individual holder of common stock required for such shareholder to participate in this rights offering.

An investment in the rights, the preferred shares or our common stock involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

Upon completion of this rights offering and the transactions contemplated by the Recapitalization Agreement, Legacy Shareholders, other than affiliates of GRH, will own a smaller proportional interest in us even if they timely and fully exercise their rights.

	Per Share		Total
Subscription price		$800.00		$120,000,000	(1)
Estimated expenses	$		$
Net proceeds	$		$

(1)	Assumes the exercise of rights to purchase all 150,000 preferred shares in this rights offering.

It is anticipated that delivery of the preferred shares purchased in this rights offering will be made on or about                     , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,         .

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement we may authorize to be delivered to you, including any free writing prospectus that we use in connection with this rights offering. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or the time of any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. For further information, please see “Incorporation by Reference” and “Where You Can Find More Information.”

Except where the context otherwise requires or as otherwise indicated, all references in this prospectus to “our,” “we,” “us” and “RadioShack” refer to RadioShack Corporation, including its subsidiaries. In the discussion of the rights, capital stock and related matters, these terms refer solely to RadioShack Corporation.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your rights. You should carefully read the entire prospectus, including the information under “The Rights Offering” and “Risk Factors” and the documents incorporated by reference herein.

General

RadioShack Corporation was incorporated in Delaware in 1967. We primarily engage in the retail sale of consumer electronics goods and services through our RadioShack store chain. We seek to differentiate ourselves from our various competitors by providing:

•	Innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs at competitive prices;

•	Convenient neighborhood locations;

•	Knowledgeable, objective and friendly service; and

•	Unique private brand offers and exclusive branded promotions.

The mailing address of our principal executive offices is Mail Stop CF3-201, 300 RadioShack Circle, Fort Worth, Texas 76102 and our telephone number is (817) 415-3011.

Recapitalization Transactions

On October 3, 2014, we entered into definitive agreements to restructure a portion of our existing debt, providing additional near-term liquidity and serving as a first step in our efforts to effect a recapitalization of RadioShack. The agreements are described below.

Loan Sale Agreement

We entered into a loan sale agreement, which we refer to as the “Loan Sale Agreement,” with General Electric Capital Corporation, which we refer to as “GE Capital,” certain other entities party thereto, which, together with GE Capital, we refer to as the “Sellers,” GRH and General Retail Funding LLC, which we refer to as “GR Funding,” and together, with GRH, as the “Purchasers,” and, solely with respect to Section 7(h) of the Loan Sale Agreement, Standard General Master Fund L.P. and certain of its affiliates. The Purchasers are affiliates of Standard General L.P., which we refer to as “Standard General.” Pursuant to the Loan Sale Agreement, each Seller sold to the Purchasers all of such Seller’s interest in the loans, commitments and other financial accommodations to or for the benefit of us, as evidenced by the ABL Credit Agreement (as defined below), together with the instruments, documents and agreements delivered in connection with the ABL Credit Agreement. The Loan Sale Agreement relates primarily to transactions between the Sellers and the Purchasers. However, under the Loan Sale Agreement, we released the Sellers from specified liabilities and agreed to indemnify the Sellers for specified matters as described in Section 7 of the Loan Sale Agreement.

First Amendment to ABL Credit Agreement

We entered into a First Amendment to Credit Agreement, which we refer to as the “First Amendment,” with the lenders party thereto and Cantor Fitzgerald Securities, in its capacity as the successor to GE Capital as the administrative agent for the lenders, which we refer to as the “Agent.” The First Amendment amends our Credit Agreement dated as of December 10, 2013, which we refer to as the “ABL Credit Agreement,” among us, certain of our subsidiaries designated as credit parties, the lenders party thereto and GE Capital. The ABL Credit Agreement, as amended by the First Amendment, is referred to as the “Amended ABL Credit Agreement.”

The First Amendment subdivided the revolving credit commitments under the ABL Credit Agreement into (1) a facility of outstanding revolving loans that were converted into term loans on October 3, 2014 in an aggregate principal amount of up to $275.0 million, (2) a facility available solely for letters of credit in an aggregate principal amount of up to $120.0 million, and (3) a facility available solely for revolving loans in an aggregate principal amount of up to $140.0 million, in each case on the terms and subject to the conditions set forth therein.

The First Amendment includes an agreement among the parties to release the discretionary borrowing base reserves under the ABL Credit Agreement, and restore the methods used to calculate the borrowing base to those used in December 2013, in each case until the earlier of an event of default and March 15, 2015. After such time, the lenders may impose discretionary reserves and change the method of calculating the borrowing base. These changes increased the amount of borrowing availability as of October 3, 2014 by approximately $142.3 million, which we immediately accessed.

In addition to subdividing the facilities described above, the First Amendment also amended the ABL Credit Agreement to permit the letter of credit lenders under the Amended ABL Credit Agreement to convert funded obligations owing to them into preferred shares, as described below under the “Recapitalization and Investment Agreement.” The First Amendment also adds an additional event of default under the ABL Credit Agreement that would result if certain steps under the Recapitalization Agreement are not completed on or before March 16, 2015. These steps include (1) entry into an amendment to, or a replacement contract for, our current contract with a third party supplier described below under the “Recapitalization and Investment Agreement,” (2) completion of the rights offering, as described below, and (3) taking the necessary actions to ensure that our board of directors is reconstituted as contemplated by the Recapitalization Agreement, as described below.

The First Amendment also includes certain other amendments that will become effective upon (1) a refinancing of the credit agreement, dated as of December 10, 2013, which we refer to as the “SCP Credit Agreement,” among us, certain of our subsidiaries, the lenders party thereto, and Salus Capital Partners, LLC, administrative agent for such lenders, or (2) an amendment to the SCP Credit Agreement, that incorporates these same amendments. The additional amendments to the ABL Credit Agreement include (1) eliminating the prohibition against sale/leaseback transactions, (2) permitting the sale of inventory and other assets outside of the ordinary course of business in connection with store closings, (3) permitting the sale of distribution centers, and (4) allowing us to amend wireless carrier contracts without the consent of the Agent.

Recapitalization and Investment Agreement

We entered into the Recapitalization Agreement with GRH on October 3, 2014 and amended the Recapitalization Agreement on November 26, 2014. The Recapitalization Agreement provides for, among other things, the transactions described below, which we refer to as the “Recapitalization Transactions”:

•	This rights offering.

•	Our issuance to GRH of 150,000 preferred shares, which will be convertible into 300,000,000 shares of our common stock, in exchange for (1) the cancellation of outstanding letter of credit reimbursement obligations to the extent we contemporaneously reduce or terminate the commitments of GRH to issue (or cause to be issued) letters of credit under the ABL Credit Agreement and (2) our right to receive all amounts withdrawn by GRH from its cash collateral account upon any reduction or termination by us of the commitments of GRH to issue (or cause to be issued) letters of credit under the terms of the ABL Credit Agreement. This “Sponsor Conversion” is expected to be completed concurrently with the completion of this rights offering.

•	Our issuance to GRH of up to 50,000 additional preferred shares, which will be convertible into up to 100,000,000 shares of common stock, with the specific number of such preferred shares to be determined pursuant to a formula that takes into account, among other things, future trading prices for the shares of our common stock, in consideration of GRH having arranged the Recapitalization Transactions.

The percentage of equity securities that GRH and other investors will own as a result of these transactions will depend upon the level of participation, if any, in the rights offering. Depending upon such participation level, Legacy Shareholders and their transferees (including affiliates of Standard General with respect to their existing holdings) will own between 20% and 50% of our common stock on an as-converted basis. In this prospectus, all ownership percentages assume no reduction, pursuant to the amendment to the Recapitalization Agreement, in the amount of preferred shares issuable to GRH under the Recapitalization Agreement and all ownership percentages on an as-converted basis assume no limitations on the conversion of preferred shares into shares of our common stock.

The terms of the preferred shares will be provided in a certificate of designation to be filed by us with the Secretary of State of the State of Delaware and filed as an exhibit to the registration statement of which this prospectus forms a part. Material terms of the preferred shares are described in “Description of Preferred Shares” and are set forth in the term sheet that is attached as an exhibit to the Recapitalization Agreement, which is incorporated by reference into this prospectus as Exhibit 2.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission, or the SEC, on October 7, 2014.

Under the Recapitalization Agreement, our board of directors will be reconstituted in connection with the completion of the rights offering and the Sponsor Conversion to consist of our chief executive officer, two independent directors reasonably acceptable to us and GRH and four individuals nominated by GRH (of which at least two must satisfy the NYSE listing requirements for director independence). We and GRH will also enter into an investor rights agreement providing for the director designation rights and for customary registration rights, which we refer to as the “Rights Agreement.”

GRH’s obligation to complete the Sponsor Conversion is subject to (1) the entry into an amendment to, or a replacement contract for, our current contract with a third party supplier (which expires by its terms on December 31, 2014) on terms that are equivalent or more favorable, taken as a whole, to us than the terms of the existing contract, (2) us having at least $100 million of available cash and borrowing capacity at January 15, 2015 and (3) our management developing, reasonably and in good faith, an operating plan and budget for fiscal year 2016 that is accepted by our board of directors and contemplates earnings (excluding specified cash and non-cash charges) before interest, taxes, depreciation and amortization meeting a specified threshold, as well as other customary closing conditions.

The Recapitalization Agreement also contains representations, warranties and covenants, including covenants providing for the establishment of a six-person transaction committee to consist of three members designated by GRH, our chief executive officer, our chief financial officer and one other representative appointed by us. This committee will oversee and coordinate discussions regarding recapitalization transactions and the implementation of an interim operating plan for RadioShack.

The Recapitalization Agreement also contains restrictions on our ability to initiate, solicit or encourage any inquiries or the making of any proposal or offer that would be a competing proposal to the transactions contemplated by the Recapitalization Agreement, as well as on our ability to enter into discussions, negotiations or agreements regarding such a competing proposal.

Under the Recapitalization Agreement, we are obligated to enter into a merger agreement with a newly formed, wholly owned subsidiary and seek stockholder approval of the merger promptly after the consummation of the rights offering. Our certificate of incorporation, as the surviving corporation in the merger, would provide for an increased number of authorized shares of common stock that is at least sufficient to allow for conversion of all of the outstanding preferred shares and for a decrease in our common stock’s par value to $0.01 per share.

The Recapitalization Agreement contains customary termination provisions and may be terminated by either party if the consummation of the rights offering and the Sponsor Conversion does not occur on or before March 15, 2015.

Absent an exception, the issuance of preferred shares contemplated by the Recapitalization Agreement would require approval of our shareholders under the Shareholder Approval Policy of the NYSE. The audit and compliance committee of our board of directors determined that the delay that would result from securing shareholder approval prior to the completion of these preferred shares issuances would seriously jeopardize our financial viability. Because of that determination, the audit and compliance committee, pursuant to an exception provided in the NYSE’s shareholder approval policy, expressly approved our reliance on such exception not to seek the shareholder approval that would otherwise have been required under that policy. The NYSE has accepted our application of the exception.

THE RIGHTS OFFERING

The following summary describes the principal terms of this rights offering, but is not intended to be complete. See the information under “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of this rights offering.

Securities Offered	We are distributing to you, at no charge, one transferable subscription right for each share of our common stock that you own as of 5:00 p.m., New York City time, on the record date, , 2015, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of those shares.

Subscription Right	Each right will entitle you to purchase of a preferred share at a subscription price of $ , which equates to a subscription price of $800.00 per preferred share, provided that (1) rights may be exercised only to purchase whole preferred shares and fractional preferred shares in integral multiples of 0.001 of a preferred share and (2) the total subscription price payable upon any exercise of rights will be rounded to the nearest whole cent. The subscription price payable for preferred shares or fractions thereof upon the exercise of the rights equates to $0.40 for each share of our common stock into which such preferred shares or fractions thereof will be converted.

Certain Terms of the Preferred Shares	Certain terms of the preferred shares are as follows:

Rank: The preferred shares will, with respect to rights on liquidation, rank senior to our common stock. In any liquidation, the holders of preferred shares will receive, in respect of each preferred share, the greater of (1) the original subscription price plus any accrued and unpaid dividends on such share and (2) the amount that would have been received in respect of such share if such share were converted into common stock immediately prior to the liquidation.

Preferred Dividends: Beginning on the day that is 90 days after the issuance of the preferred shares, the preferred shares will be entitled to preferred dividends accruing on a daily basis at an annual rate of 10%, compounding quarterly. The preferred dividend rate will increase to 20% if either (1) we do not have sufficient authorized and unissued shares of common stock to convert all outstanding preferred shares into common stock or (2) the par value of our common stock has not been decreased to $0.01 per share at any time following the date that is six months after the issuance of the preferred shares. The preferred dividends will be payable in-kind until the day that is 18 months after the issuance of the preferred shares. After the date that is 18 months after the issuance of the preferred shares, the preferred dividends will be (1) paid in cash to the extent that any such cash dividends would not cause an immediate event of default under either the ABL Credit

Agreement, our term loan, which we refer to as the “Term Loan” and, together with the ABL Credit Agreement, as the “Credit Agreements,” or the indenture governing our 6.750% senior unsecured notes due 2019, which we refer to as the “Senior Unsecured Notes Indenture,” and (2) paid in kind to the extent that such dividends are not paid in cash due to the limitation described in clause (1) above. No preferred dividends will be payable in respect of any period after the Automatic Conversion.

Participating Dividends: The preferred shares will participate with the shares of our common stock on an as-converted basis in any dividends paid on our common stock.

Conversion: Except as provided below, each preferred share will automatically convert into 2,000 shares of our common stock promptly following such time that (1) we have sufficient authorized and unissued shares of common stock to convert all outstanding preferred shares into common stock and (2) the par value per share of our common stock is decreased to $0.01 per share. We refer to this as the “Automatic Conversion.”

Subject to the limitations set forth below, after the Automatic Conversion, any remaining preferred shares will be convertible into common shares at the option of the holder.

The conversion ratio will be subject to anti-dilution adjustments.

Limitation on Conversion into Common Stock: No preferred shares will be converted or convertible pursuant to the Automatic Conversion or otherwise, at any time, to the extent that any such conversion would result in any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, or the “Exchange Act”) becoming a 35% Beneficial Owner (as defined below). If at the time of the Automatic Conversion or any exercise or attempted exercise of optional conversion rights the conversion contemplated thereby would otherwise result in such a person or group being or becoming a 35% Beneficial Owner, then the preferred shares beneficially owned by such person or group shall be converted into common stock only to the extent that such conversion would result in such person or group beneficially owning 34.9% of the total voting power of the capital stock and other equity securities of RadioShack that are entitled to vote in the election of the board of directors (after giving effect to such conversion and to the limitations on voting rights set forth below); provided, however, that this prohibition shall cease to be operative at such time as the beneficial ownership by a person or group of capital stock and other equity securities of RadioShack would no longer result in a change of control or similar event under either of the Credit Agreements or the Senior Unsecured Notes Indenture.

The term “35% Beneficial Owner” means any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act) who or which is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of RadioShack entitled to vote for members of the board of directors on a fully-diluted basis or 35% or more of the total voting power of the capital stock of RadioShack that is entitled to vote in the election of the board of directors.

In the event that any preferred shares are not converted in the Automatic Conversion due to the above limitation, such preferred shares will (1) remain outstanding following the Automatic Conversion and (2) not be entitled to any preferred dividends following the time of the Automatic Conversion, but will continue to participate in dividends payable in respect of common stock on an as-converted basis.

Voting rights: Except as described below, the preferred shares will vote together with our common stock (on an as-converted basis) as a single class on all matters.

No preferred shares may be voted, except in connection with the Protective Consent rights described below, at any time to the extent that the ability of such shares to be voted would, but for the operation of this sentence, result in any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act) being or becoming a 35% Beneficial Owner. If at any time the voting rights otherwise associated with the preferred shares would result in any such person or group being or becoming a 35% Beneficial Owner, then the voting power of the preferred shares beneficially owned by such person or group shall, to the fullest extent permitted by law, be limited to such number of votes that results in the aggregate voting power of such preferred shares being equal to a percentage of the total voting power of the capital stock and other equity securities of RadioShack that are entitled to vote in the election of the board of directors equal to the greater of (1) zero and (2) the amount equal to (a) 34.9% minus (b) the percentage of the total voting power of the capital stock and other equity securities of RadioShack that are entitled to vote in the election of the board of directors that is represented by all other capital stock and other equity securities of RadioShack that are beneficially owned by such person or group; provided, however, that this prohibition shall cease to be operative at such time as the beneficial ownership by a person or group of capital stock and other equity securities of RadioShack would no longer result in a change of control or similar event under either of the Credit Agreements or the Senior Unsecured Notes Indenture.

Protective Consent Rights: The preferred shares, voting as a separate class, will have certain protective consent rights for so long as any preferred shares remain outstanding, including consent rights over (1) issuances of any senior or parity securities or any other issuances of securities that could have negative tax consequences on the holders of preferred shares, (2) amendments to our organizational documents that adversely affect the holders of preferred shares, (3) redemptions or repurchases of shares of common stock, subject to customary exceptions, (4) payment of dividends on our common stock at such time as we would be unable to pay the liquidation preference on the outstanding preferred shares and (5) any other action that would have an adverse effect on the preferred shares in a manner that is disproportionate to the effect on our common stock.

For a more complete description of the rights, preferences and privileges of the preferred shares, see “Description of Preferred Shares.”

Record Date	5:00 p.m., New York City time, on , 2015.

Expiration Date	This rights offering will expire at 5:00 p.m., New York City time, on , 2015. Any right not exercised before 5:00 p.m., New York City time, on the Expiration Date will be void, of no value and will cease to be exercisable for preferred shares. We do not intend to extend the Expiration Date of this rights offering.

Use of Proceeds	The amount of net proceeds, if any, generated from this rights offering will depend upon whether and the extent to which rights are exercised. We expect to use any net proceeds generated from this rights offering for general corporate purposes.

Transferability and Sale of Rights	The rights are transferable. You may seek to sell or otherwise transfer your rights through normal investment channels. See “The Rights Offering—Method of Transferring Rights.” We do not expect that the rights will be admitted to trade on the NYSE or any other securities exchange.

The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, whether it will be maintained or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. Commissions and applicable taxes or broker fees may apply if you sell your rights. See “The Rights Offering—Transferability of and Market for Rights” and “The Rights Offering—Method of Transferring Rights.”

No Board Recommendation	Our board of directors is making no recommendation regarding your exercise of the rights. See “The Rights Offering—No Recommendation to Rights Holders.”

You are urged to make your decision based on your own assessment of our business and this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in the preferred shares and our common stock.

Amendment, Withdrawal and Cancellation	We are making this rights offering pursuant to our obligations under the Recapitalization Agreement, which generally requires us to complete the rights offering as soon as practicable. However, there may be circumstances (including with the consent of GRH) under which we could cancel or extend this rights offering. If we were to cancel this rights offering, any money received from subscribing shareholders would be returned promptly, without interest or penalty, and we would not be obligated to issue preferred shares to holders who have exercised their rights prior to termination. See “The Rights Offering—Amendment, Withdrawal and Cancellation.”

No Revocation	Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the preferred shares issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances. See “The Rights Offering—No Revocation or Change.”

Method of Exercising Rights	If your shares of common stock are held of record through the facilities of the Depository Trust Company, which we refer to as “DTC,” you may exercise your rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your rights from your account to the account of the subscription agent, and by transmitting, or by instructing your broker, dealer, custodian bank or other nominee to transmit, certification as to the aggregate number of rights you are exercising, the number of preferred shares for which you are subscribing and your full subscription payment.

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, we will issue one subscription right to the nominee record holder for each share of common stock that you beneficially own on the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for preferred shares in this rights offering and follow the instructions provided by your nominee. Your rights will not be considered exercised unless the subscription agent receives from you, your broker, dealer, custodian bank or other nominee, as the case may be, all of the required subscription documents and your full subscription payment prior to the expiration of this rights offering.

If you or your nominee has received or will receive a rights certificate and you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights and all other required subscription documents to the subscription agent prior to 5:00 p.m., New York City time, on the Expiration Date, you may exercise your rights by following guaranteed delivery procedures. See “The Rights Offering—Guaranteed Delivery Procedures.”

Issuance of Preferred Shares	If you are a holder of record of our common stock and you purchase preferred shares through this rights offering, we will issue a direct registration account statement representing those shares to you as soon as practicable after the completion of this rights offering. If your shares of common stock are held through a broker, dealer, custodian bank or other nominee and you purchase preferred shares in this rights offering, your account at your nominee will be credited with your new shares as soon as practicable following the closing of this rights offering.

No Listing of Rights or Preferred Shares	Neither the rights nor the preferred shares are expected to trade on the NYSE or any other securities exchange.

U.S. Federal Income Tax Considerations	You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of rights in this rights offering. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “U.S. Federal Income Tax Considerations.”

Subscription Agent	Wells Fargo Bank, N.A.

Information Agent

Risk Factors	Shareholders considering making an investment by purchasing or exercising rights should carefully read and consider the information set forth in “Risk Factors” beginning on page 11 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

RISK FACTORS

Our business, operations and financial condition are subject to various risks and uncertainties. Some of these are described in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, our Quarterly Report on Form 10-Q for the 13 weeks ended August 2, 2014 and our Quarterly Report on Form 10-Q for the 13 weeks ended November 1, 2014, and you should take these risks into account in evaluating us or any decision to exercise subscription rights or in deciding whether to invest in our common stock. This section does not describe all risks or uncertainties applicable to us, our industry, our business or this rights offering, and it is intended only as a summary of certain material factors related to this rights offering. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those contained in any forward-looking statement included in this prospectus and the documents incorporated by reference in this prospectus.

Risks Related to this Rights Offering

The issuance of substantial amounts of preferred shares may cause the price of our common stock to decline and it may not recover for a substantial period of time or at all.

The subscription price of $         per         of a preferred share (which will be convertible into one share of our common stock on the terms and subject to the conditions described herein) represents an approximate     % discount, as converted, to the sixty-day average trading price for shares of our common stock on the NYSE for the period ended                     , 2015. In addition to the preferred shares that may be issued upon the exercise of rights, we will issue to GRH 150,000 preferred shares (convertible into 300,000,000 shares of our common stock) in exchange for consideration valued at $120.0 million (or $0.40 per underlying share of our common stock) and up to 50,000 preferred shares (convertible into up to 100,000,000 shares of our common stock), as consideration for GRH having arranged the Recapitalization Transactions. These transactions, taken together, will increase the number of shares of our common stock outstanding on a fully-diluted basis by between approximately 700% (if all rights are exercised in full) and 400% (if no rights are exercised). These substantial issuances of preferred shares may result in an immediate decrease in the market price of our common stock. Furthermore, it is possible that if holders of a significant percentage of the preferred shares or our common stock attempt to sell such shares within a short period of time, the market for our common stock would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital. If that occurs, your purchase of preferred shares in this rights offering may be at a price, as converted, that is greater than the current or future prevailing market price of our common stock.

The subscription price determined for this rights offering may not be indicative of the fair value of our common stock.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of the preferred shares or shares of our common stock. The market price of the preferred shares or our common stock could decline during or after this rights offering, and you may not be able to sell preferred shares purchased in this rights offering at a price equal to or greater than the subscription price, or at all, or be able to sell shares of common stock issued upon conversion of the preferred shares at desirable prices or at all.

Shareholders will experience a dilution of their relative ownership interests.

The issuance of preferred shares to GRH pursuant to the Recapitalization Agreement will significantly reduce the portion of our equity capital owned by Legacy Shareholders regardless of the extent to which they may exercise rights. The magnitude of the dilution of your proportionate ownership of RadioShack will be increased to the extent that you do not fully exercise your rights.

Pursuant to the Recapitalization Agreement, we are committed to issue up to 200,000 preferred shares, convertible into up to 400,000,000 shares of our common stock, to GRH. After giving effect to this rights offering, assuming that it is fully subscribed, and the other transactions contemplated by the Recapitalization Agreement, we would have approximately             shares of common stock outstanding, on an as-converted basis, representing an increase in such outstanding shares of approximately 700%. If no subscription rights are exercised in this rights offering, after giving effect to the other transactions contemplated by the Recapitalization Agreement, we would have approximately             shares of common stock outstanding, on an as-converted basis, representing an increase in such outstanding shares of approximately 400%. In contrast, if you fully exercise the rights that we distribute to you, the number of shares of common stock that you own on an as-converted basis will increase by only 300%, and if you do not exercise any rights the number of shares of common stock that you own will remain unchanged.

You may not revoke your exercise of rights.

Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the preferred shares issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

You may be unable to resell any preferred shares that you purchase pursuant to the exercise of rights immediately upon expiration of this rights offering period or unable to sell your preferred shares at a price equal to or greater than the subscription price.

If you exercise rights, you may not be able to resell the preferred shares purchased by exercising your subscription rights until you, or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder of the preferred shares you purchased in this rights offering until we issue the shares to you. Although we will endeavor to issue preferred shares as soon as practicable after completion of this rights offering, there may be a delay between the Expiration Date and the time that the preferred shares are issued. In addition, we cannot assure you that, following the exercise of your rights, you will be able to sell your preferred shares at a price equal to or greater than the subscription price.

No prior market exists for the rights or the preferred shares, and a liquid and reliable market for the rights or the preferred shares may not develop.

The rights and the preferred shares are each a new issue of securities with no established trading market. Unless exercised, the rights will cease to have any value following the Expiration Date. We do not expect the rights or the preferred shares to be listed on the NYSE or any other securities exchange. We are not responsible if you desire to sell your rights or your preferred shares and no public or private market exists to facilitate the sale of rights or preferred shares. The effects of the absence of liquidity may be particularly acute in relation to the rights because the rights may expire and become no longer exercisable before you are able to sell them.

The Automatic Conversion may not occur and you may be unable to convert your preferred shares into shares of our common stock.

The preferred shares that we are committed to issue to GRH pursuant to the Recapitalization Agreement will be convertible into up to 400,000,000 shares of our common stock. The preferred shares that are being offered pursuant to this rights offering will, if issued in full, be convertible into 300,000,000 shares of our common stock. Our authorized capital stock currently consists of 651,000,000 shares, of which 650,000,000 shares are common stock and 1,000,000 shares are preferred stock. As of                     , 2015, there were             shares of our common stock issued and outstanding and             shares of our common stock were reserved for issuance in connection with our executive compensation plans. Accordingly, the amount of our currently authorized and unissued shares of common stock is insufficient to permit the full conversion of the preferred shares issuable pursuant to the Recapitalization Agreement and this rights offering. Moreover, the par value of shares of our common stock is currently $1.00 per share, which exceeds the common stock-equivalent purchase price payable for preferred shares pursuant to the Recapitalization Agreement and this rights offering and makes impracticable the conversion of such preferred shares into shares of our common stock.

Pursuant to the Recapitalization Agreement, we have agreed to enter into a merger agreement with a newly formed, wholly owned subsidiary and to seek stockholder approval of the merger promptly after the consummation of this rights offering. Our certificate of incorporation, as the surviving corporation in the merger, would immediately thereafter provide for an increased number of authorized shares of common stock that is at least sufficient to allow for conversion of all of the outstanding preferred shares and for a decrease in our common stock’s par value to $0.01 per share. If we are unable to consummate the merger contemplated by the Recapitalization Agreement because we do not obtain stockholder approval or otherwise, the Automatic Conversion will not occur and you may be unable to convert your preferred shares into shares of common stock.

Certain preferred shares may not become convertible, pursuant to the Automatic Conversion or otherwise, to the extent such conversion would result in certain persons or groups becoming 35% Beneficial Owners.

No preferred shares will be converted or convertible pursuant to the Automatic Conversion or otherwise, at any time, to the extent that any such conversion would result in any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act) becoming a 35% Beneficial Owner. If at the time of the Automatic Conversion or any exercise or attempted exercise of optional conversion rights the conversion contemplated thereby would otherwise result in such a person or group being or becoming a 35% Beneficial Owner, then the preferred shares beneficially owned by such person or group shall be converted into common stock only to the extent that such conversion would result in such person or group beneficially owning 34.9% of the total voting power of the capital stock and other equity securities of RadioShack that are entitled to vote in the election of the board of directors (after giving effect to such conversion and to the limitations on voting rights set forth below); provided, however, this prohibition shall cease to be operative at such time as the beneficial ownership by a person or group of capital stock and other equity securities of RadioShack would no longer result in a change of control or similar event under either of the Credit Agreements or the Senior Unsecured Notes Indenture.

In the event that any preferred shares are not converted in the Automatic Conversion due to the above limitation, such preferred shares will (1) remain outstanding following the Automatic Conversion and (2) not be entitled to any preferred dividends following the time of the Automatic Conversion, but will continue to participate in dividends payable in respect of common stock on an as-converted basis.

Subject to the requirements of the Recapitalization Agreement, we may cancel or extend this rights offering, and neither we nor the subscription agent will have any obligation to pay interest or a penalty.

We are making this rights offering pursuant to our obligations under the Recapitalization Agreement, which generally requires us to complete the rights offering as soon as practicable. However, there may be circumstances (including with the consent of GRH) under which we could cancel or extend this rights offering. If we were to cancel or extend this rights offering, we would not be obligated to pay any interest or penalty to holders who have exercised their rights prior to cancellation or expiration of this rights offering.

Risks Related to the Other Transactions Contemplated by the Recapitalization Agreement

Affiliates of GRH may own a majority of our equity capital and will be entitled to designate persons to serve on our board of directors.

According to filings made with the SEC, as of November 26, 2014, affiliates of GRH beneficially owned 10,130,928 shares of our common stock, constituting approximately 9.9% of our outstanding common stock. Upon the consummation of the transactions contemplated by the Recapitalization Agreement, GRH and its affiliates will own from approximately 83% to 53% of our common stock on an as-converted basis, depending upon the level of participation in this rights offering (based upon the beneficial ownership of affiliates of GRH as of November 26, 2014 and assuming that none of the rights are transferred by Legacy Shareholders). Pursuant to the Recapitalization Agreement, our board of directors will be reconstituted in connection with the completion of this rights offering and the Sponsor Conversion to consist of our chief executive officer, two independent directors reasonably acceptable to us and GRH and four individuals nominated by GRH (of which at least two must satisfy the NYSE listing requirements for director independence). As a result, GRH and its affiliates will have substantial influence, and may have control, over our corporate policy and business strategy. In pursuing its economic interests, GRH and its affiliates may have interests that are different from the interests of our other shareholders, which may operate to the disadvantage of such other shareholders.

Resales of our common stock in the public market by GRH may cause the market price of our common stock to fall.

Pursuant to the terms of the Recapitalization Agreement, we will issue to GRH preferred shares convertible into up to 400,000,000 shares of our common stock and GRH will have certain registration rights with respect to such preferred shares and shares of our common stock issuable upon conversion of such preferred shares. The registration rights granted to GRH will allow it to sell its shares without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act of 1933, which we refer to as the “Securities Act.” The market value of the preferred shares and of our common stock could decline as a result of sales by GRH from time to time of substantial amounts of the preferred shares or shares of our common stock held by it.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of this rights offering and provide additional information about us and our business, including potential risks related to this rights offering, the preferred shares, our common stock and our business.

What is this rights offering?

You will receive one right for each share of our common stock you hold at the Record Date. Each right entitles you to a right to purchase $         of a preferred share on the terms and subject to the conditions described in this prospectus. See “—What are the rights?” for more information. We are distributing the rights, at no charge, to our Legacy Shareholders. We will issue up to a total of 150,000 preferred shares, convertible into up to 300,000,000 shares of our common stock, in this rights offering.

Why are we conducting this rights offering?

We are conducting this rights offering because we are required to do so under the Recapitalization Agreement. The purpose of this rights offering is to give our Legacy Shareholders the opportunity to purchase preferred shares at the same price per share at which we will issue 150,000 preferred shares to GRH in exchange for (1) the cancellation of outstanding letter of credit reimbursement obligations to the extent we contemporaneously reduce or terminate the commitments of GRH to issue (or cause to be issued) letters of credit under the ABL Credit Agreement and (2) our right to receive all amounts withdrawn by GRH from its cash collateral account upon any reduction or termination by us of the commitments of GRH to issue (or cause to be issued) letters of credit under the terms of the ABL Credit Agreement. We will issue up to 50,000 additional preferred shares to GRH in consideration of GRH having arranged the Recapitalization Transactions.

Am I required to exercise the rights I receive in this rights offering?

No. You may exercise any number of your rights (subject to the limitations described in “—What are the rights?”), or you may choose not to exercise any of your rights. However, if you choose not to exercise your rights or you exercise less than your full amount of rights, other shareholders fully exercise their rights and the other transactions contemplated by the Recapitalization Agreement are consummated, the percentage of our common stock, on an as-converted basis, owned by other shareholders will increase relative to your ownership percentage, and your voting and other rights in RadioShack will likewise be diluted. Irrespective of the Legacy Shareholders’ level of participation in this rights offering, the contemplated issuances of preferred shares to GRH pursuant to the Recapitalization Agreement will dilute the voting and other rights attributable to our common stock that is currently outstanding. “Summary—Recapitalization Transactions—Recapitalization and Investment Agreement.”

What are the rights?

The rights give holders the opportunity to purchase             of a preferred share for every right held at a subscription price of $        , which equates to a subscription price of $800.00 per preferred share, provided that (1) rights may be exercised only to purchase whole preferred shares and fractional preferred shares in integral multiples of 0.001 of a preferred share and (2) the total subscription price payable upon any exercise of rights will be rounded to the nearest whole cent. The Legacy Shareholders will receive one right for each one of our shares of common stock owned on the Record Date. For example, if you own 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, your rights would entitle you to purchase a total of             preferred shares (after eliminating a fraction of a share that is not an integral multiple of 0.001) for a

total subscription price of $         (after rounding to the nearest whole cent). Subject to the limitations described above, you may exercise some or all of your rights, or you may choose not to exercise any rights at all.

How may I sell, transfer or assign my rights?

You may transfer all or a portion of the rights distributed to, or purchased by, you by following the instructions on your rights certificate, through the facilities of DTC or through your broker, dealer, custodian bank or other nominee, as applicable. See “The Rights Offering—Method of Transferring Rights.” We do not expect that the rights will be admitted to trade on the NYSE or any other securities exchange. The rights are a new issue of securities, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, of the prices at which the rights will trade or whether such market will be maintained. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. See “The Rights Offering—Transferability of and Market for the Rights.”

How do I exercise my rights if my shares of common stock are held in my name?

If you hold your shares of common stock in your name and you wish to participate in this rights offering, you must deliver a properly completed and duly executed rights certificate or instruct DTC to transfer your rights to the account of the subscription agent, as applicable, and deliver all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 p.m., New York City time, on the Expiration Date.

If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your rights certificate, all other required subscription documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., New York City time, on the Expiration Date. See “—To whom should I send my forms and payment?” below.

If you send a payment that is insufficient to purchase the number of preferred shares you requested, or if the number of preferred shares you requested is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received pursuant to your rights. Any payment that is received but not so applied will be refunded to you (subject to the rounding of the amount so applied to the nearest whole cent).

What form of payment is required to purchase preferred shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency. Checks or bank drafts drawn on U.S. banks should be payable to “Wells Fargo Bank, N.A.”

Payments will be deemed to have been received upon clearance of any uncertified check. Please note that funds paid by uncertified check may take five or more business days to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date. If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

How do I exercise my rights if my shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee who uses the services of DTC, DTC will credit one right to your nominee record holder for each share of our common stock that you beneficially owned as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

May I subscribe for more preferred shares than I am entitled to under the rights?

No. You may subscribe to purchase only such preferred shares to which you are entitled under the rights that you hold. You may, however, seek to purchase additional rights through normal investment channels.

Will fractional preferred shares be issued in this rights offering?

Yes. However, rights may be exercised only to purchase whole preferred shares and fractional preferred shares in integral multiples of 0.001 of a preferred share.

How soon must I act to exercise my subscription rights?

If your shares of common stock are registered in your name and you elect to exercise any or all of your rights, the subscription agent must receive your properly completed and duly executed rights certificate or the transfer of your rights by DTC, as applicable, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before this rights offering expires at 5:00 p.m., New York City time, on the Expiration Date, which is                     , 2015. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of this rights offering by which time you must provide the nominee with your instructions to exercise your rights. Although our board of directors may, in its discretion, extend the Expiration Date, we currently do not intend to do so.

Although we will make reasonable attempts to provide this prospectus to our shareholders to whom rights are distributed, this rights offering and all rights will expire at 5:00 p.m., New York City time, on the Expiration Date, whether or not we have been able to locate and deliver this prospectus to all such shareholders.

Can this rights offering be cancelled or extended?

We are making this rights offering pursuant to our obligations under the Recapitalization Agreement, which generally requires us to complete the rights offering as soon as practicable. However, there may be circumstances (including with the consent of GRH) under which we could cancel or extend this rights offering. If we were to cancel this rights offering, any money received from subscribing shareholders would be returned promptly, without interest or penalty, and we would not be obligated to issue preferred shares to holders who have exercised their rights prior to termination.

How was the subscription price determined?

The subscription price was established during our negotiations with Standard General. The subscription price is equal to the price per share at which we will issue 150,000 preferred shares to GRH in exchange for (1) the cancellation of outstanding letter of credit reimbursement obligations to the extent we contemporaneously reduce or terminate the commitments of GRH to issue (or cause to be issued) letters of credit under the ABL Credit Agreement and (2) our right to receive all amounts withdrawn by GRH from its cash collateral account upon any reduction or termination by us of the commitments of GRH to issue (or cause to be issued) letters of credit under the terms of the ABL Credit Agreement

May I participate in this rights offering if I sell my common stock after the Record Date?

The Record Date for this rights offering is                     , 2015. If you own common stock as of 5:00 p.m., New York City time, on the Record Date, you will receive rights and may participate in this rights offering even if you subsequently sell your common stock.

Are there any risks associated with this rights offering?

Investors who acquire or exercise rights will incur investment risk on new money invested. The stock market and, in particular, our common stock price, has experienced significant volatility in recent years. As a result, the market price for the rights, preferred shares and our common stock underlying the preferred shares may be volatile. The transactions contemplated by the Recapitalization Agreement will increase the number of shares of our common stock on a fully-diluted basis (assuming the exercise of the rights in full) by approximately 700% and the trading volume in our common stock underlying the preferred shares may fluctuate more than usual and cause significant price variations to occur. The market price of the rights, preferred shares and our common stock underlying the preferred shares will depend on many factors, which may change from time to time, including our financial condition, performance, creditworthiness and prospects, future sales of our securities and other factors. Volatility in the market price of the rights, preferred shares and our common stock underlying the preferred shares may prevent you from being able to sell rights, preferred shares or common stock when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of this rights offering and the information contained in, or incorporated by reference into, this prospectus or any free writing prospectus. You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 11 of this prospectus and in the documents incorporated by reference into this prospectus before investing in the rights or the preferred shares.

Will the directors and executive officers participate in this rights offering?

To the extent they hold common stock as of the Record Date, our directors and executive officers are entitled to participate in this rights offering on the same terms and conditions applicable to all rights holders. While some or all of our directors and executive officers may participate in this rights offering, they are not required to do so.

Will GRH or any of its affiliates participate in this rights offering?

According to filings made with the SEC, as of November 26, 2014, affiliates of GRH beneficially owned 10,130,928 shares of our common stock, constituting approximately 9.9% of our outstanding common stock. To the extent they hold common stock as of the Record Date, affiliates of GRH are entitled to participate in this rights offering on the same terms and conditions applicable to all rights holders. While such affiliates may participate in this rights offering, they are not required to do so.

When will I receive my preferred shares?

If you purchase preferred shares through this rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of this rights offering. If you are a registered holder of common stock, we will send you a direct registration account statement detailing the number of preferred shares that you have purchased in this rights offering. If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of preferred shares in this rights offering. Stock certificates will not be issued for preferred shares purchased in this rights offering.

After I exercise my rights, can I change my mind?

No. Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the preferred shares issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

Are there backstop purchasers?

No. No purchaser, including GRH and any of its affiliates, has committed to purchase any amount of rights in this rights offering. Accordingly, there is no assurance as to the amount of proceeds, if any, that we will receive from this rights offering.

Why is there no backstop purchaser?

We are conducting this offering to provide Legacy Shareholders with the opportunity to purchase preferred shares at approximately the same value per share at which we will issue 150,000 preferred shares to GRH pursuant to the Recapitalization Agreement. We will issue up to 50,000 additional preferred shares in consideration of GRH having arranged the Recapitalization Transactions. We are not conducting this offering to raise a specific amount of proceeds and, therefore, the assurances that might otherwise be provided by a backstop purchasing arrangement are not needed.

What effects will this rights offering and the transactions pursuant to the Recapitalization Agreement have on our outstanding common stock?

As a result of this rights offering and the issuance of preferred shares to GRH as contemplated in the Recapitalization Agreement, the ownership interests and voting interests of the Legacy Shareholders will be diluted.

Pursuant to the Recapitalization Agreement, we are committed to issue up to 200,000 preferred shares, convertible into up to 400,000,000 shares of our common stock, to GRH. After giving effect to this rights offering, assuming that it is fully subscribed, and the other transactions contemplated by the Recapitalization Agreement, we would have approximately             shares of common stock outstanding, on an as-converted basis, representing an increase in such outstanding shares of approximately 700%. If no subscription rights are exercised in this rights offering, after giving effect to the other transactions contemplated by the Recapitalization Agreement, we would have approximately             shares of common stock outstanding, on an as-converted basis, representing an increase in such outstanding shares of approximately 400%. In contrast, if you fully exercise the rights that we distribute to you, the number of shares of common stock that you own on an as-converted basis will increase by only 300%, and if you do not exercise any rights the number of shares of common stock that you own will remain unchanged.

Assuming that all Legacy Shareholders exercise their rights in this offering, and after giving effect to the other transactions contemplated by the Recapitalization Agreement, (1) GRH and its affiliates would beneficially own approximately 55% of our outstanding common stock (attributing to Legacy Shareholders the issuance of shares pursuant to the Recapitalization Agreement) and (2) Legacy Shareholders (including GRH and its affiliates) would beneficially own approximately 50% of our outstanding common stock (without attributing to any Legacy Shareholder the issuance of shares pursuant to the Recapitalization Agreement), each on an as-converted basis. Assuming that no Legacy Shareholders exercise or transfer their rights in this offering, and after giving effect to the other transactions contemplated by the Recapitalization Agreement, (1) GRH and its affiliates would beneficially own approximately 82% of our outstanding common stock (attributing to Legacy Shareholders the issuance of shares pursuant to the Recapitalization Agreement) and (2) Legacy Shareholders (including GRH and its affiliates) would beneficially own approximately 20% of our outstanding common stock (without attributing to any Legacy Shareholder the issuance of shares pursuant to the Recapitalization Agreement), each on an as-converted basis. All ownership percentages described in this paragraph are based upon the beneficial ownership of affiliates of GRH as of November 26, 2014.

The number of shares of common stock outstanding listed in each case above assumes that (1) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding and owned by the same persons as of the closing of this rights offering and (2) we will not issue any shares of common stock in the period between the record date and the closing of this rights offering. See “Recapitalization Agreement; Effects of the Transactions.”

Does RadioShack have sufficient authorized and unissued shares of common stock to convert the preferred shares?

Our certificate of incorporation does not currently provide for sufficient authorized common stock to convert the preferred shares, assuming this rights offering is subscribed in full. However, under the Recapitalization Agreement, we are obligated to enter into a merger agreement with a newly formed, wholly owned subsidiary and seek stockholder approval of the merger promptly after the consummation of the rights offering. Our certificate of incorporation, as the surviving corporation in the merger, would provide for an increased number of authorized shares of common stock that is at least sufficient to allow for conversion of all of the outstanding preferred shares and for a decrease in our common stock’s par value to $0.01 per share.

Except as provided in “Description of Preferred Shares—Conversion,” each preferred share will automatically convert into 2,000 shares of our common stock promptly following such time that (1) we have sufficient authorized and unissued shares of common stock to convert all outstanding preferred shares into common stock and (2) the par value per share of our common stock is decreased to $0.01 per share.

Will holders of preferred shares or shares of RadioShack’s common stock have appraisal rights with respect to the merger contemplated in the Recapitalization Agreement?

Any holder who exercises rights will irrevocably waive any and all appraisal rights with respect to the merger contemplated in the Recapitalization Agreement that would otherwise be available to any holder of the preferred shares (or fractions thereof) issued pursuant to such exercise. No appraisal rights will be available for holders of our common stock in connection with the merger because Delaware law does not provide for appraisal rights for stock listed on a national securities exchange or held of record by more than 2,000 holders in connection with the type of merger contemplated in the Recapitalization Agreement. Our common stock currently meets each of these exceptions.

How much will we receive from this rights offering and how will such proceeds be used?

Upon the consummation of this rights offering, assuming this rights offering is fully subscribed, we would expect to receive gross proceeds of $120.0 million. However, some or all of the rights may not be exercised and we may receive a significantly smaller amount of gross proceeds or none at all. We expect to use any net proceeds generated from this rights offering for general corporate purposes.

If my exercise of rights is not valid or if this rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If your exercise of rights is deemed not to be valid or this rights offering is not completed, all subscription payments received by the subscription agent will be returned as soon as practicable following the expiration of this rights offering, without interest or penalty. If you own shares through a nominee, it may take longer for you to receive your subscription payments because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in this rights offering?

We are not charging any fee or sales commission to issue rights to you or to issue preferred shares to you if you exercise your rights. If you exercise your rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax consequences of exercising my rights?

For U.S. federal income tax purposes, a holder should not recognize income or loss in connection with the receipt or exercise of rights in this rights offering. You should consult your tax advisor as to your particular tax consequences resulting from this rights offering. For a summary of certain U.S. federal income tax consequences of this rights offering, see “U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then you should deliver all required subscription documents and subscription payments pursuant to the instructions provided by your nominee. If your shares of common stock are held in your name, then you should instruct DTC to transfer your rights or send your rights certificate to the subscription agent, and send all other required subscription documents and subscription payments by mail, hand delivery or overnight courier to the appropriate address listed below:

If delivering by mail:

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

P.O. Box 64858

St. Paul, Minnesota 55164-0858

If delivering by overnight courier:

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

You and, if applicable, your nominee are solely responsible for instructing DTC to transfer your rights to the subscription agent or completing delivery to the subscription agent of your rights certificate, as applicable, as well as completing delivery of all other required subscription documents and subscription payments. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payments before the expiration of this rights offering. If you hold your common stock through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Expiration Date of this rights offering.

Whom should I contact if I have other questions?

If you have any questions regarding this rights offering, completion of the rights certificate or any other subscription documents or submitting payment in this rights offering, please contact             , the information agent for this rights offering. Banks, brokers and all shareholders should call             or email             . You may also contact Investor Relations by telephone at +1-817-415-3400 or by email at Investor.Relations@RadioShack.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements, as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are statements that are not historical and may be identified by the use of words such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “potential” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions. We specifically disclaim any duty to update any of the information set forth in this prospectus, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in “Risk Factors” above, and in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, our Quarterly Report on Form 10-Q for the 13 weeks ended August 2, 2014 and our Quarterly Report on Form 10-Q for the 13 weeks ended November 1, 2014. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

USE OF PROCEEDS

Upon the consummation of this rights offering, assuming this rights offering is fully subscribed, we would expect to receive gross proceeds of $120.0 million. However, some or all of the rights may not be exercised and we may receive a significantly smaller amount of gross proceeds or none at all. We expect to use any net proceeds generated from this rights offering for general corporate purposes.

THE RIGHTS OFFERING

We are distributing, at no charge, to holders of our common stock as of 5:00 p.m., New York City time, on                    , 2015, which is the Record Date, transferable rights to purchase up to an aggregate of 150,000 preferred shares. Each right will entitle you to purchase             of a preferred share at a subscription price of $        , which equates to a subscription price of $800.00 per preferred share, provided that (1) rights may be exercised only to purchase whole preferred shares and fractional preferred shares in integral multiples of 0.001 of a preferred share and (2) the total subscription price payable upon any exercise of rights will be rounded to the nearest whole cent. You may exercise all or a portion of your rights or you may choose not to exercise any of your rights. You may sell, transfer or assign your rights.

The aggregate number of preferred shares purchased in this rights offering may not exceed 150,000 preferred shares.

Delivery of Preferred Shares

If you are a registered holder of our common stock and purchase preferred shares in this rights offering, we will send to you a direct registration account statement detailing the number of preferred shares that you have purchased in this rights offering as soon as practicable following the closing of this rights offering. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker or other nominee and purchase preferred shares in this rights offering, you should receive from your broker or other nominee confirmation of your purchase of preferred shares in this rights offering.

Reasons for this Rights Offering

We are pursuing this rights offering in connection with our efforts to recapitalize RadioShack. On October 3, 2014, we entered into the Recapitalization Agreement with GRH, which, among other things, obligates us to issue to GRH 150,000 preferred shares (convertible into 300,000,000 shares of our common stock) in exchange for consideration valued at approximately $120.0 million (or $0.40 per underlying share of our common stock) and up to 50,000 preferred shares (convertible into up to 100,000,000 shares of our common stock), with the specific number of such preferred shares to be determined pursuant to a formula that takes into account, among other things, future trading prices for the shares of our common stock, in consideration for GRH having arranged the Recapitalization Transactions. The purpose of the rights offering is to give our Legacy Shareholders the opportunity to purchase our preferred shares at approximately the same value per share at which we will issue 150,000 preferred shares to GRH under the Recapitalization Agreement.

Method of Exercising Rights

The exercise of rights is irrevocable and may not be canceled or modified. You may exercise your rights as follows:

Subscription by DTC Participants. We expect that the exercise of your rights may be made through the facilities of DTC. If your rights are held through DTC, you may exercise your rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your rights from your account to the account of the subscription agent, together with transmitting to the subscription agent certification as to the aggregate number of rights you are exercising and the number of preferred shares for which you are subscribing, and your full subscription payment.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, we will issue one right to the nominee registered holder for every share of our common stock that you own as of the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in this rights offering and follow the instructions provided by your nominee.

Subscription by Other Registered Holders. If you hold common stock in your name, the number of preferred shares you may purchase pursuant to your rights will be indicated on the rights certificate you receive. You may exercise your rights by properly completing and executing the rights certificate and forwarding it, together with your full payment and any other required subscription documents, to the subscription agent at the address given under “—Subscription Agent” to be received at or before the expiration of this rights offering.

Payment Method. Payments submitted to the subscription agent must be made in U.S. currency. Checks or bank drafts drawn on U.S. banks should be payable to “Wells Fargo Bank, N.A.”

Payments will be deemed to have been received upon clearance of any uncertified check. Please note that funds paid by uncertified check may take five or more business days to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date. If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

You must timely pay the full subscription price for the full number of preferred shares you wish to acquire under the rights by delivering to the subscription agent payment in the manner above, which payment must be received by the Expiration Date. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

You should carefully read and strictly follow these and any other instructions you receive from us or the subscription agent. DO NOT SEND SUBSCRIPTION DOCUMENTS OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of all required transfers and subscription documents and payment of the full subscription amount.

The method of delivery of all required transfers and subscription documents and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Expiration Date.

Missing, Incomplete or Incorrect Subscription Documents or Payment

If you fail to properly complete and duly sign all required subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your rights before this rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of preferred shares you requested, or if the number of shares you requested is not specified, the exercise of your rights will be given effect to the fullest extent possible based on the amount of the payment received, provided that (1) rights may be exercised only to purchase whole preferred shares and fractional preferred shares in integral multiples of 0.001 of a preferred share and (2) the total subscription price payable upon any exercise of rights will be rounded to the nearest whole cent.

Expiration

You may exercise your rights prior to 5:00 p.m., New York City time, on the Expiration Date. If you do not properly exercise your rights before that time, your rights will expire and will no longer be exercisable and any rights not exercised before that time will terminate. We will not be required to issue shares to you if the subscription agent receives any transfer, your rights certificate, any required subscription document or your subscription payments after 5:00 p.m., New York City time, on the Expiration Date.

If you hold common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the rights on your behalf in accordance with your instructions. Please note that your nominee may establish a deadline before the Expiration Date.

We do not intend to extend the expiration of this rights offering.

Subscription Agent

The subscription agent for this rights offering is Wells Fargo Bank, N.A. If your shares of common stock are held in your name, then you should send all required subscription documents and subscription payments by mail, hand delivery or overnight courier to the appropriate address listed below:

If delivering by mail:

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

P.O. Box 64858

St. Paul, Minnesota 55164-0858

If delivering by overnight courier:

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the expiration of this rights offering. Do not send or deliver these materials to us.

If you have any questions regarding this rights offering, completion of the rights certificate or any other subscription documents or submitting payment in this rights offering, please contact                     , the information agent for this rights offering. Banks, brokers and all shareholders should call                     or email                     . You may also contact Investor Relations by telephone at +1-817-415-3400 or by email at Investor.Relations@RadioShack.com.

We will pay the fees and expenses of the subscription agent. We have also agreed to indemnify the subscription agent against certain liabilities in connection with this rights offering.

If you deliver subscription documents in a manner different than that described in this prospectus, we may not honor the exercise of your rights.

Notice to Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of this rights offering as soon as possible to determine whether or not they intend to exercise their rights. Please note that DTC may have a deadline of 2:15 p.m., New York City time, on the Expiration Date for you to make your submission. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should instruct DTC to transfer the holder’s rights to the account of the subscription agent and transmit a certification as to the aggregate number of rights exercised and the number of preferred shares for which the holder is subscribing or complete all required subscription documents and submit them to the subscription agent, as applicable, and submit the full subscription payment to the subscription agent by 5:00 p.m., New York City time, on the Expiration Date. You may exercise, on behalf of all beneficial owners for whom you are the record holder as so instructed by such beneficial owners, the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee holder, make a proper showing to the subscription agent, including submitting any forms required by the subscription agent.

Beneficial Owners

If you are a beneficial owner of our common stock and will receive your rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your rights, you should follow the instructions of your nominee. You should contact your nominee if you do not receive notice of this rights offering but believe you are entitled to participate in this rights offering.

We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the Expiration Date.

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding any exercise of your rights. Investors who acquire or exercise rights will incur investment risk on new money invested. The stock market and, in particular, our common stock price, has experienced significant volatility in recent years. As a result, the market price for the rights, preferred shares and our common stock underlying the preferred shares may be volatile. The transactions contemplated by the Recapitalization Agreement will increase the number of shares of our common stock on a fully-diluted basis (assuming the exercise of the rights in full) by approximately 700% and the trading volume in our common stock underlying the preferred shares may fluctuate more than usual and cause significant price variations to occur. The market price of the rights, preferred shares and our common stock underlying the preferred shares will depend on many factors, which may change from time to time, including our financial condition, performance, creditworthiness and prospects, future sales of our securities and other factors. Volatility in the market price of the rights, preferred shares and our common stock underlying the preferred shares may prevent you from being able to sell rights, preferred shares or common stock when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of this rights offering and the information contained in, or incorporated by reference into, this prospectus or any free writing prospectus. You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 11 of this prospectus and in the documents incorporated by reference into this prospectus before investing in the rights or the preferred shares.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your rights, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding.

Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must provide missing documents or information, correct any inaccurate information and resolve any other discrepancies in connection with your subscriptions before this rights offering expires, unless we waive those defects in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted only when holders of rights comply with the instructions set forth above. Our interpretations of the terms and conditions of this rights offering will be final and binding.

No Revocation or Change

Once you instruct DTC to transfer your rights to the account of the subscription agent or submit the rights certificate, or have instructed your nominee of your subscription request, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the preferred shares issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

Shareholder Rights

You will have no rights as a holder of the preferred shares you purchase in this rights offering until such preferred shares are issued to you. If you are the registered holder, we will send you a direct registration account statement as soon as practicable following the closing of this rights offering. If your shares are held through the facilities of DTC or by a broker, dealer, custodian bank or other nominee, and you purchase shares in this rights offering, your account with DTC or with your nominee, as applicable, will be credited accordingly.

Foreign Shareholders

We will send a copy of this prospectus, but will not send the rights certificates or other subscription documents, to registered holders of record of our common stock with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates and other subscription documents for their account. To exercise such rights, such shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, on                     , 2015, which is three business days prior to the Expiration Date, and demonstrate to the satisfaction of the subscription agent that the exercise of the rights does not violate the laws of the jurisdiction of such shareholder. These procedures do not apply to beneficial owners of our common stock that are located outside of the United States who will receive subscription rights through a broker, dealer, custodian bank or other nominee that is located in the United States.

Fees and Expenses

We will pay all fees charged by the subscription agent and all other expenses incurred by us in this rights offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your rights.

Guaranteed Delivery Procedures

If you or your nominee has received or will receive a rights certificate and you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights and all other required subscription documents to the subscription agent prior to 5:00 p.m., New York City time, on the Expiration Date, you may exercise your rights by the following guaranteed delivery procedures:

•	Deliver to the subscription agent prior to 5:00 p.m., New York City time, on the Expiration Date the subscription payment for each right you elected to exercise in the manner set forth above under “—Method of Exercising Rights”;

•	Deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•	Deliver the properly completed and duly executed rights certificate evidencing your rights being exercised, with any required signatures guaranteed, and all other required subscription documents to the subscription agent within three business days following the date you submit your notice of guaranteed delivery.

Your notice of guaranteed delivery must be delivered in substantially the same form provided with the instructions on your rights certificate. Your notice of guaranteed delivery must include a signature guarantee from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless you qualify as one of these institutions.

In your notice of guaranteed delivery, you must provide:

•	Your name;

•	The number of rights represented by your rights certificate, the number of preferred shares for which you are subscribing; and

•	Your guarantee that you will deliver to the subscription agent a rights certificate evidencing the rights you are exercising and all other required subscription documents within three business days following the date the subscription agent receives your notice of guaranteed delivery.

You may deliver your notice of guaranteed delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent” or as otherwise provided in the notice of guaranteed delivery. In the case of holders of rights that are held of record through DTC, if the holder chooses to exercise such rights they should be exercised by instructing DTC to transfer subscription rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price, prior to 2:15 p.m., New York City time, on the Expiration Date, or any other deadline provided under DTC procedures.

Transferability of and Market for Rights

The rights are transferable. As a result, you may seek to transfer or sell your rights if you do not want to exercise them. However, the rights are a new issue of securities with no prior trading market, and we can give no assurance that a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be maintained. We do not expect that the rights will be admitted to trading on the NYSE or any other securities exchange.

The rights and the preferred shares sold in this rights offering will be freely transferable without restrictions or further registration under the Securities Act, except for any rights or preferred shares purchased by an affiliate of RadioShack and for rights and preferred shares subsequently transferred by an affiliate. The resale limitations of Rule 144 under the Securities Act will apply to transfers of rights and preferred shares by affiliates and to recipients of rights and preferred shares from an affiliate.

Method of Transferring Rights

You may transfer all or a portion of the rights distributed to, or purchased by, you by following the instructions on your rights certificate, through the facilities of DTC or through your broker, dealer, custodian bank or other nominee, as applicable.

Any portion of the rights evidenced by a rights certificate may be transferred by delivering to the subscription agent a rights certificate properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue a new rights certificate to the transferee evidencing the transferred rights. If you wish to transfer all or a portion of your rights evidenced by a rights certificate, you should allow a sufficient amount of time prior to the expiration of the transferability period for the transfer instructions to be received and processed by the subscription agent. Once processed by the subscription agent, the transferee receiving all or a portion of your rights will need sufficient time to exercise or sell the rights evidenced by the new rights certificates that they receive. You will also need adequate time to obtain a new rights certificate representing your remaining rights, if any. The required time will depend upon the method by which delivery of the rights certificates and payment is made and the number of transactions you instruct the subscription agent to effect. Please bear in mind that this rights offering has a limited period. Neither we nor the subscription agent shall have any liability to a transferee or you if rights certificates, other required subscription documents or subscription payments are not received in time for exercise or sale prior to the expiration of this rights offering. A new rights certificate will be issued to you if you transfer a portion of your rights evidenced by a rights certificate. Your new rights certificate representing your retained rights will be sent to you unless you instruct the subscription agent otherwise.

DESCRIPTION OF PREFERRED SHARES

The following summary describes material provisions of the preferred shares. The following description does not purport to be a complete description and is qualified by reference to our certificate of incorporation and our bylaws, each of which is available from us, the Form of Certificate of Designation of Convertible Preferred Stock, which will be filed as an exhibit to the registration statement of which this prospectus is a part, and applicable laws. This summary may not contain all of the information about the preferred shares that is important to you. You are encouraged to carefully read the documents referred to in this section in their entirety, as it is those legal documents, together with applicable laws, that contain the terms and provisions of the preferred shares.

Rank

The preferred shares will, with respect to rights on liquidation, rank senior to our common stock. In any liquidation, the holders of preferred shares will receive, in respect of each preferred share, the greater of (1) the original subscription price plus any accrued and unpaid dividends on such share and (2) the amount that would have been received in respect of such share if such share were converted into common stock immediately prior to the liquidation.

Preferred Dividends

Beginning on the day that is 90 days after the issuance of the preferred shares, the preferred shares will be entitled to preferred dividends accruing on a daily basis at an annual rate of 10%, compounding quarterly. The preferred dividend rate will increase to 20% if either (1) we do not have sufficient authorized and unissued shares of common stock to convert all outstanding preferred shares into common stock or (2) the par value of our common stock has not been decreased to $0.01 per share at any time following the date that is six months after the issuance of the preferred shares. The preferred dividends will be payable in-kind until the day that is 18 months after the issuance of the preferred shares. After the date that is 18 months after the issuance of the preferred shares, the preferred dividends will be (1) paid in cash to the extent that any such cash dividends would not cause an immediate event of default under either the ABL Credit Agreement, the Term Loan or the Senior Unsecured Notes Indenture, and (2) paid in kind to the extent that such dividends are not paid in cash due to the limitation described in clause (1) above. No preferred dividends will be payable in respect of any period after the Automatic Conversion.

Participating Dividends

In addition to preferred dividends, if any, the preferred shares will participate with the shares of our common stock on an as-converted basis in any dividends paid on our common stock.

Conversion

Except as provided below, each preferred share will automatically convert into 2,000 shares of our common stock promptly following such time that (1) we have sufficient authorized and unissued shares of common stock to convert all outstanding preferred shares into common stock and (2) the par value per share of our common stock is decreased to $0.01 per share. We refer to this as the “Automatic Conversion.”

Under the Recapitalization Agreement, we are obligated to enter into a merger agreement with a newly formed, wholly owned subsidiary and seek stockholder approval of the merger promptly after the consummation of the rights offering. Our certificate of incorporation, as the surviving corporation in the merger, would provide for an increased number of authorized shares of common stock that is at least sufficient to allow for conversion of all of the outstanding preferred shares and for a decrease in our common stock’s par value to $0.01 per share.

If we are unable to consummate the merger contemplated by the Recapitalization Agreement because we do not obtain stockholder approval or otherwise, the Automatic Conversion will not occur and you may be unable to convert your preferred shares into shares of common stock.

Subject to the limitations set forth below, after the Automatic Conversion, any remaining preferred shares will be convertible into common shares at the option of the holder.

The conversion ratio will be subject to anti-dilution adjustments.

Limitation on Conversion into Common Stock

No preferred shares will be converted or convertible pursuant to the Automatic Conversion or otherwise, at any time, to the extent that any such conversion would result in any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act) becoming a 35% Beneficial Owner. If at the time of the Automatic Conversion or any exercise or attempted exercise of optional conversion rights the conversion contemplated thereby would otherwise result in such a person or group being or becoming a 35% Beneficial Owner, then the preferred shares beneficially owned by such person or group shall be converted into common stock only to the extent that such conversion would result in such person or group beneficially owning 34.9% of the total voting power of the capital stock and other equity securities of RadioShack that are entitled to vote in the election of the board of directors (after giving effect to such conversion and to the limitations on voting rights set forth below); provided, however, that this prohibition shall cease to be operative at such time as the beneficial ownership by a person or group of capital stock and other equity securities of RadioShack would no longer result in a change of control or similar event under either of the Credit Agreements or the Senior Unsecured Notes Indenture.

The term “35% Beneficial Owner” means any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act) who or which is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of RadioShack entitled to vote for members of the board of directors on a fully-diluted basis or 35% or more of the total voting power of the capital stock of RadioShack that is entitled to vote in the election of the board of directors.

In the event that any preferred shares are not converted in the Automatic Conversion due to the above limitation, such preferred shares will (1) remain outstanding following the Automatic Conversion and (2) not be entitled to any preferred dividends following the time of the Automatic Conversion, but will continue to participate in dividends payable in respect of common stock on an as-converted basis.

Voting Rights

Except as described below, the preferred shares will vote together with our common stock (on an as-converted basis) as a single class on all matters.

No preferred shares may be voted, except in connection with the Protective Consent rights described below, at any time to the extent that the ability of such shares to be voted would, but for the operation of this sentence, result in any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act) being or becoming a 35% Beneficial Owner. If at any time the voting rights otherwise associated with the preferred shares would result in any such person or group being or becoming a 35% Beneficial Owner, then the voting power of the preferred shares beneficially owned by such person or group shall, to the fullest extent permitted by law, be limited to such number of votes that results in the aggregate voting power of such preferred shares being equal to a percentage of the total voting power of the capital stock and other equity securities of RadioShack that are entitled to vote in the election of the board of directors equal to the greater of (1) zero and (2) the amount equal to (a) 34.9% minus (b) the percentage of the total voting power of the capital stock and other equity securities of RadioShack that are entitled to vote in the election of the board of directors that is represented by all other capital stock and other equity securities of RadioShack that are beneficially owned by such person or group; provided, however, that this prohibition shall cease to be operative at such time as the beneficial ownership by a person or group of capital stock and other equity securities of RadioShack would no longer result in a change of control or similar event under either of the Credit Agreements or the Senior Unsecured Notes Indenture.

Protective Consent Rights

The preferred shares, voting as a separate class, will have certain protective consent rights for so long as any preferred shares remain outstanding, including consent rights over (1) issuances of any senior or parity securities or any other issuances of securities that could have negative tax consequences on the holders of preferred shares, (2) amendments to our organizational documents that adversely affect the holders of preferred shares, (3) redemptions or repurchases of shares of common stock, subject to customary exceptions, (4) payment of dividends on our common stock at such time as we would be unable to pay the liquidation preference on the outstanding preferred shares and (5) any other action that would have an adverse effect on the preferred shares in a manner that is disproportionate to the effect on our common stock.

Rights Upon Liquidation

The holders of the preferred shares will be entitled to receive liquidating distributions out of our assets available for distribution to shareholders in the event of any voluntary or involuntary liquidation, dissolution or winding up. Liquidating distributions will be payable to the holders of preferred shares before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the preferred shares upon liquidation.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock, certain provisions of our certificate of incorporation and bylaws, and certain provisions of applicable law. For more detailed information, please see our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

As of the date of this rights offering, our authorized capital stock consists of 651,000,000 shares, of which:

•	650,000,000 shares are designated as common stock, par value $0.01 per share; and

•	1,000,000 shares are designated as preferred stock, without par value.

As of                          , 2015,                  shares of common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. An additional                  shares of our common stock were reserved for issuance in connection with our executive compensation plans.

Under the Recapitalization Agreement, we are obligated to enter into a merger agreement with a newly formed, wholly owned subsidiary and seek stockholder approval of the merger promptly after the consummation of the rights offering. Our certificate of incorporation, as the surviving corporation in the merger, would provide for an increased number of authorized shares of common stock that is at least sufficient to allow for conversion of all of the outstanding preferred shares and for a decrease in our common stock’s par value to $0.01 per share.

Preferred Stock

Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority, consistent with our certificate of incorporation, to fix the following terms:

•	the designation of the series;

•	the voting powers of shares of the series, which may be full or limited;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the dividend rate of the series and the times at which, and conditions upon which, dividends will be payable;

•	whether dividends will be payable in preference to, or in relation to, the dividends payable on any other class or classes of stock;

•	the rights of the shares of the series upon the dissolution of, or upon any distribution of the assets of, RadioShack;

•	whether the shares of the series are convertible into shares of any other class or classes or of any other series of the same or any other class or classes of stock, the price or rate of conversion and the applicable adjustments; and

•	such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the issue of such series from time to time adopted by our board of directors.

Common stock

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Pursuant to our certificate of incorporation, holders of our common stock do not have the right to cumulate votes in elections of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Holders of our common stock have no preemptive, conversion or rights. No redemption or sinking fund provisions apply to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

In recent fiscal quarters, the market price of our shares of our common stock has experienced substantial volatility. In the event that the market price of our common stock does not satisfy the requirements of the NYSE for continued listing, we may effect a reverse stock split. Although a reverse stock split would not affect our shareholders’ relative ownership interest, a stock split would reduce the number of shares of our common stock that are authorized under our certificate of incorporation and that are issued and outstanding. If we effect a reverse stock split prior to or in conjunction with the merger intended to enable the Automatic Conversion, the rate at which preferred shares are convertible into shares of our common stock will be proportionately adjusted.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporate Law, or the “DGCL,” regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such person or entity became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such date of the transaction that resulted in a person or entity becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

On October 2, 2014, our board of directors approved for purposes of Section 203 of the DGCL the execution, delivery and performance of the Recapitalization Agreement and the transactions contemplated thereby, together with any transaction effected in connection with the Recapitalization Agreement or with the investments in GRH of the investors therein.

The application of Section 203 of the DGCL may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In addition, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

In general, Section 203 defines “business combination” as:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the above.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Transfer Agent and Registrar

Wells Fargo Bank, N.A. is the transfer agent and registrar for our common stock and preferred stock.

Listing

Our common stock is listed on the NYSE under the symbol “RSH.”

RECAPITALIZATION AGREEMENT; EFFECTS OF THE TRANSACTIONS

We entered into the Recapitalization Agreement with GRH on October 3, 2014 and amended the Recapitalization Agreement on November 26, 2014. The Recapitalization Agreement provides for, among other things:

•	The distribution to holders of our common stock of transferrable rights to subscribe to purchase an aggregate of 150,000 preferred shares, at a price of $800.00 per share. The 150,000 preferred shares will be convertible in the aggregate into 300,000,000 shares of our common stock. The subscription price payable for preferred shares upon the exercise of the rights equates to $0.40 per share of common stock, as converted. The rights will provide holders the option to purchase their pro rata portion of the preferred shares. Subject to the satisfaction of the conditions set forth in the Recapitalization Agreement, this rights offering is currently expected to be completed in the first quarter of 2015.

•	Our issuance to GRH of 150,000 preferred shares, which will be convertible into 300,000,000 shares of our common stock, in exchange for (1) the cancellation of outstanding letter of credit reimbursement obligations to the extent we contemporaneously reduce or terminate the commitments of GRH to issue (or cause to be issued) letters of credit under the ABL Credit Agreement and (2) our right to receive all amounts withdrawn by GRH from its cash collateral account upon any reduction or termination by us of the commitments of GRH to issue (or cause to be issued) letters of credit under the terms of the ABL Credit Agreement. This Sponsor Conversion is expected to be completed concurrently with the completion of this rights offering.

•	Our issuance to GRH of up to 50,000 additional preferred shares, which will be convertible into up to 100,000,000 shares of common stock, with the specific number of such preferred shares to be determined pursuant to a formula that takes into account, among other things, future trading prices for the shares of our common stock, in consideration of GRH having arranged the Recapitalization Transactions.

The terms of the preferred shares will be provided in a certificate of designation to be filed by us with the Secretary of State of the State of Delaware and filed as an exhibit to the registration statement of which this prospectus forms a part. Material terms of the preferred shares are described in “Description of Preferred Shares” and are set forth in the term sheet that is attached as an exhibit to the Recapitalization Agreement, which is incorporated by reference into this prospectus as Exhibit 2.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission, or the SEC, on October 7, 2014.

Under the Recapitalization Agreement, our board of directors will be reconstituted in connection with the completion of the rights offering and the Sponsor Conversion to consist of our chief executive officer, two independent directors reasonably acceptable to us and GRH and four individuals nominated by GRH (of which at least two must satisfy the NYSE listing requirements for director independence). We and GRH will also enter into the Rights Agreement, which will provide for the director designation rights and for customary registration rights.

GRH’s obligation to complete the Sponsor Conversion is subject to (1) the entry into an amendment to, or a replacement contract for, our current contract with a third party supplier (which expires by its terms on December 31, 2014) on terms that are equivalent or more favorable, taken as a whole, to us than the terms of the existing contract, (2) us having at least $100 million of available cash and borrowing capacity at January 15, 2015 and (3) our management developing, reasonably and in good faith, an operating plan and budget for fiscal year 2016 that is accepted by our board of directors and contemplates earnings (excluding specified cash and non-cash charges) before interest, taxes, depreciation and amortization meeting a specified threshold, as well as other customary closing conditions.

The Recapitalization Agreement contains representations, warranties and covenants, including covenants providing for the establishment of a six-person transaction committee to consist of three members designated by GRH, our chief executive officer, our chief financial officer and one other representative appointed by us. This committee will oversee and coordinate discussions regarding recapitalization transactions and the implementation of an interim operating plan for RadioShack.

The Recapitalization Agreement also contains restrictions on our ability to initiate, solicit or encourage any inquiries or the making of any proposal or offer that would be a competing proposal to the transactions contemplated by the Recapitalization Agreement, as well as on our ability to enter into discussions, negotiations or agreements regarding such a competing proposal.

Under the Recapitalization Agreement, we are obligated to enter into a merger agreement with a newly formed, wholly owned subsidiary and seek stockholder approval of the merger promptly after the consummation of the rights offering. Our certificate of incorporation, as the surviving corporation in the merger, would provide for an increased number of authorized shares of common stock that is at least sufficient to allow for conversion of all of the outstanding preferred shares and for a decrease in our common stock’s par value to $0.01 per share.

Any holder who exercises rights will irrevocably waive any and all appraisal rights with respect to the merger contemplated in the Recapitalization Agreement that would otherwise be available to any holder of the preferred shares (or fractions thereof) issued pursuant to such exercise. No appraisal rights will be available for holders of our common stock in connection with the merger because Delaware law does not provide for appraisal rights for stock listed on a national securities exchange or held of record by more than 2,000 holders in connection with the type of merger contemplated in the Recapitalization Agreement. Our common stock currently meets each of these exceptions.

The Recapitalization Agreement contains customary termination provisions and may be terminated by either party if the consummation of the rights offering and the Sponsor Conversion does not occur on or before March 15, 2015.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary is based upon provisions of the Code, applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to holders of shares of our common stock who acquire the rights pursuant to the terms of this rights offering, have held our common stock and will hold the rights and any shares of stock acquired upon the exercise of rights, as capital assets (generally, property held for investment). This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) partnerships or other pass-through entities or investors therein, dealers in securities or currencies, banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities, U.S. expatriates, non-U.S. holders (defined below) subject to special tax rules such as controlled foreign corporations and passive foreign investment companies, persons holding rights or stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell rights or stock under the constructive sale provisions of the Code, U.S. holders (defined below) whose “functional currency” is not the U.S. dollar, and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of shares of our common stock that is neither a U.S. holder nor a partnership.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of rights in this rights offering and the ownership and disposition of shares of our stock received on exercise of rights.

Distribution of Rights. If you hold shares of our common stock on the record date for this rights offering, you should not recognize taxable income for U.S. federal income tax purposes upon receipt of the rights. You are urged to consult your tax advisors regarding the tax consequences of the rights offering.

Tax Basis and Holding Period of the Rights. If the fair market value of the rights you receive is less than 15% of the fair market value of your common stock on the date you receive your rights, your rights will be allocated a zero tax basis for U.S. federal income tax purposes unless you elect to allocate tax basis between your existing common stock and your rights in proportion to the relative fair market values of the existing common stock and your rights determined on the date of receipt of your rights. If you choose to allocate tax basis between your existing common stock and your rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your rights. Such an election is irrevocable.

If the fair market value of your rights is 15% or more of the fair market value of your existing common stock on the date you receive your rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your rights in proportion to the relative fair market values determined on the date you receive your rights. The fair market value of the rights on the date the rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the rights on that date. In determining the fair market value of the rights, you should consider all relevant facts and circumstances, including the trading price of the rights (if a market for the rights develops), any difference between the subscription price of the rights and the trading price of our common stock on the date that the rights are distributed, the length of the period during which the rights may be exercised and the fact that the rights are transferable.

Your holding period for the rights that you receive will include your holding period for our common stock with respect to which the rights were distributed.

Lapse of the Rights. If you allow the rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your rights, and you will re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the rights that have expired to the existing share of common stock.

Exercise of the Rights; Basis and Holding Period of Stock Acquired Upon Exercise. You will not recognize any gain or loss upon the exercise of your rights. Your basis in the shares of stock acquired through exercise of the rights will be equal to the sum of the subscription price you paid to exercise the rights and your tax basis in the rights, if any. The holding period for the stock acquired through exercise of the rights will begin on the date you exercise your rights.

Conversion of Preferred Stock to Common Stock. You will not recognize any gain or loss upon the Automatic Conversion of your preferred stock to common stock.

U.S. Holders

Sale or Other Disposition of the Rights. You will recognize gain or loss on the sale or other taxable disposition of a right in an amount equal to the difference, if any, between the amount of cash plus the fair market value of any property received and your tax basis, if any, in the right sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the right is treated as having been held for more than one year. Long-term capital gains of non-corporate U.S. holders are generally subject to taxation at reduced rates. Your ability to use any capital loss is subject to certain limitations.

Dividends on Stock. You will recognize income upon the receipt of any distribution on the shares of stock you acquire upon exercise of the rights or upon the Automatic Conversion to the extent attributable to our current and accumulated earnings and profits. If you are a non-corporate holder, distributions paid out of our current and accumulated earnings and profits should constitute qualified dividends and, under current law, should be taxed at a preferential rate, provided that you meet certain applicable holding period and other requirements. Any distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your tax basis in your shares, and thereafter will constitute capital gain from the sale or exchange of such shares of stock.

Sale or Other Disposition of Shares of Stock. If you sell or exchange shares of stock acquired upon exercise of the rights or upon the Automatic Conversion, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your tax basis in the shares of stock. Any such gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the right is treated as having been held for more than one year. Long-term capital gains of non-corporate U.S. holders are generally subject to taxation at reduced rates. Your ability to use any capital loss is subject to certain limitations.

Surtax on Net Investment Income. If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% surtax on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified gross income for the taxable year over a certain threshold. Your net investment income will generally include your dividend income and your net gains from the disposition of the shares of stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of this surtax to your income and gains.

Information Reporting and Backup Withholding. Backup withholding tax (currently at a rate of 28%) and certain information reporting requirements may apply in the case of certain U.S. holders (not including corporations and other exempt recipients) to payments of dividends and proceeds from the sale, exchange or redemption of shares of our stock or of rights. Backup withholding applies if a holder fails to provide certain identifying information (such as a taxpayer identification number), has been notified by the IRS that it is subject to backup withholding for failing to report income in full or fails to meet certain certification requirements. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is properly and timely submitted to the IRS. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

Non-U.S. Holders

Sale or Other Disposition of the Rights or our Stock. Except as described below and subject to the discussions concerning backup withholding and FATCA, any gain you realize on the sale, exchange or other taxable disposition of rights or stock will not be subject to U.S. federal income tax unless: (a) the gain is effectively connected with your trade or business in the United States and, where a tax treaty applies, is attributable to your U.S. permanent establishment; (b) if you are an individual and hold the rights or stock, as applicable, as capital assets, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such sale or disposition and your holding period with respect to the rights or stock, as applicable.

Dividends on Stock. You generally will be subject to U.S. withholding tax at a rate of 30% upon the receipt of any distribution on the shares of stock you acquire upon exercise of the rights or upon the Automatic Conversion to the extent attributable to our current and accumulated earnings and profits. The withholding tax may apply at a reduced rate under terms of an applicable tax treaty. Generally you must demonstrate your entitlement to treaty benefits by providing an IRS Form W-8BEN or W-BEN-E, as applicable (or other applicable form), certifying under penalty of perjury that you are not a U.S. person and are entitled to treaty benefits. If the common shares are held through certain foreign intermediaries, other forms of certification complying with the requirements of applicable Treasury Regulations may be required. Special certification and other requirements may apply to you if you are not an individual.

Information Reporting and Backup Withholding. Unless you comply with certification procedures to establish that you are not a U.S. person, information reporting may apply to the proceeds from a sale or other disposition of our stock and you may be subject to U.S. backup withholding tax on payments of dividends or the proceeds from a sale or other disposition of our stock. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA. Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source interest) and also include the entire gross proceeds from the sale or other disposition of any equity instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations and IRS Notice 2013-43, withholding under FATCA will generally apply to payments of U.S.-source dividends, although withholding will be deferred until January 1, 2017 for gross proceeds from dispositions of equity instruments. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not pay any additional amounts to you in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, you might be eligible for refunds or credits of such taxes. You are urged to consult with your own tax advisors regarding the effect, if any, of the FATCA provisions to you based on your particular circumstances.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO THE RECEIPT OF RIGHTS AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF SUCH RIGHTS.

PLAN OF DISTRIBUTION

As soon as practicable after the Record Date, rights will be distributed to holders who owned shares of our common stock at 5:00 p.m., New York City time, on the Record Date. If you wish to exercise your rights and purchase preferred shares, you should timely comply with the procedures described in “The Rights Offering—Method of Exercising Rights.”

We are not aware of any existing agreements between any shareholder, broker, dealer or underwriter or agreement relating to the sale or distribution of the preferred shares underlying the rights or the shares of common stock underlying the preferred shares.

If your shares of common stock are held in your name, we will send you a direct registration account statement as soon as practicable following the closing of this rights offering. If your shares of common stock are held by a broker, dealer, custodian bank or other nominee and you purchase preferred shares in this rights offering, your account with your nominee will be credited by your nominee. Shares of common stock underlying the preferred shares are quoted on the NYSE under the symbol “RSH.” We do not expect the rights to trade on the NYSE or any other securities exchange. We do not expect the preferred shares to trade on the NYSE or any other securities exchange.

We have agreed to pay the subscription agent and the information agent customary fees plus certain expenses in connection with this rights offering.

Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with this rights offering will be $        .

If you have any questions, you should contact the information agent as provided in “The Rights Offering—Subscription Agent”.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Jones Day will pass upon certain legal matters in connection with the offered securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering (excluding any disclosures that are furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 4, 2014, as amended on December 12, 2014;

•	Our Quarterly Report on Form 10-Q for the period ended May 3, 2014, filed with the SEC on June 10, 2014, our Quarterly Report on Form 10-Q for the period ended August 2, 2014, filed with the SEC on September 11, 2014, and our Quarterly Report on Form 10-Q for the period ended November 1, 2014, filed with the SEC on December 11, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 13, 2014, March 5, 2014, April 22, 2014, May 8, 2014, June 9, 2014, July 25, 2014, September 15, 2014, October 7, 2014, November 6, 2014, November 26, 2014 and December 2, 2014;

•	The description of our capital stock contained in our Registration Statement on Form 8-B, dated February 16, 1968, and all amendments or reports filed with the SEC for the purpose of updating such description.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon request in writing, by telephone or via the internet, a copy of the information that has been incorporated by reference in this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). You should direct any requests for copies to:

RadioShack Corporation

300 RadioShack Circle, Mail Stop CF3-203

Fort Worth, Texas 76102 (817) 415-3011

Attn: Robert C. Donahoo, Vice President, General Counsel and Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement of which this prospectus forms a part and all of the exhibits and schedules thereto. For further information about RadioShack, you should refer to the registration statement of which this prospectus forms a part. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement of which this prospectus forms a part for complete copies of such documents.

We are subject to the informational requirements of the Exchange Act and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part, are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the Public Reference Room.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at http://ir.radioshackcorporation.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

RadioShack Corporation

Up to 150,000 Convertible Preferred Shares

Issuable Upon the Exercise of Transferrable Subscription Rights

at $800.00 per Share

Prospectus

                    ,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this rights offering. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ 13,944.00
Printing and engraving expenses
Accounting fees and expenses
Legal fees and expenses
Information and subscription agent fees
Miscellaneous expenses

Total	$

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. In accordance with these provisions, the Registrant provides for this limitation of liability in Article Eighth of its Restated Certificate of Incorporation, as amended.

Section 145 of the DGCL grants corporations the power to indemnify officers and directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if the person acted in good faith in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Article XIV of the Registrant’s Bylaws, as amended and restated, provides for indemnification of its directors, officers and employees to the maximum extent permitted by Section 145 of the DGCL. In addition, the Registrant has entered into indemnification agreements with its directors and certain officers providing for indemnification to the fullest extent permitted by applicable law.

The Registrant carries directors’ and officers’ liability insurance policies under which all of the directors and executive officers of Registrant are insured against loss imposed upon them with respect to their legal liability for breach of their duty to Registrant. Excluded from coverage under said policy are fines and penalties imposed by law upon such directors and officers or other matters that may be deemed uninsurable such as material acts of active and deliberate dishonesty committed by the insureds with actual dishonest purpose and intent.

Item 16. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the “Securities Act”;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on December 12, 2014.

RADIOSHACK CORPORATION

By:	/s/ Joseph C. Magnacca
Name:	Joseph C. Magnacca
Title:	Chief Executive Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints Joseph C. Magnacca, Holly Felder Etlin and Robert C. Donohoo, severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel R. Feehan Daniel R. Feehan	Non-Executive Chairman of the Board	December 12, 2014

/s/ Joseph C. Magnacca Joseph C. Magnacca	Chief Executive Officer and Director (principal executive officer)	December 12, 2014

/s/ Holly Felder Etlin Holly Felder Etlin	Interim Chief Financial Officer (principal financial officer)	December 12, 2014

/s/ William R. Russum William R. Russum	Vice President and Controller (principal accounting officer)	December 12, 2014

/s/ Robert E. Abernathy Robert E. Abernathy	Director	December 12, 2014

/s/ Frank J. Belatti Frank J. Belatti	Director	December 12, 2014

/s/ Julie A. Dobson Julie A. Dobson	Director	December 12, 2014

/s/ H. Eugene Lockhart H. Eugene Lockhart	Director	December 12, 2014

/s/ Jack L. Messman Jack L. Messman	Director	December 12, 2014

/s/ Edwina D. Woodbury Edwina D. Woodbury	Director	December 12, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Recapitalization and Investment Agreement, dated as of October 3, 2014, between RadioShack Corporation and General Retail Holdings L.P. (filed as Exhibit 2.1 to RadioShack’s Form 8-K (File No. 001-05571) filed on October 7, 2014, and incorporated by reference).

2.2	Amendment to Recapitalization and Investment Agreement, dated as of November 26, 2014, between RadioShack Corporation and General Retail Holdings L.P. (filed as Exhibit 2.1 to RadioShack’s Form 8-K (File No. 001-05571) filed on November 26, 2014, and incorporated by reference).

4.1	Certificate of Amendment of Restated Certificate of Incorporation of RadioShack Corporation(1) dated May 18, 2000 (filed as Exhibit 3a to the Registrant’s Form 10-Q (File No. 001-05571) filed on August 11, 2000, and incorporated by reference).

4.2	Restated Certificate of Incorporation of RadioShack Corporation(1) dated July 26, 1999 (filed as Exhibit 3a(i) to the Registrant’s Form 10-Q (File No. 001-05571) filed on August 11, 1999, and incorporated by reference).

4.3	Certificate of Elimination of Series C Conversion Preferred Stock of RadioShack Corporation(1) dated July 26, 1999 (filed as Exhibit 3a(ii) to the Registrant’s Form 10-Q (File No. 001-05571) filed on August 11, 1999, and incorporated by reference).

4.4	Amended Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of RadioShack Corporation(1) dated July 26, 1999 (filed as Exhibit 3a(iii) to the Registrant’s Form 10-Q (File No. 001-05571) filed on August 11, 1999, and incorporated by reference).

4.5	Certificate of Designations of Series B TESOP Convertible Preferred Stock dated June 29, 1990 (filed as Exhibit 4A to the Registrant’s Form S-8 for the RadioShack Corporation Incentive Stock Plan (File No. 33-51603) filed on November 12, 1993, and incorporated by reference).

4.6	RadioShack Corporation Bylaws, amended and restated as of May 19, 2011 (filed as Exhibit 3.1 to RadioShack’s Form 8-K (File No. 001-05571) filed on May 23, 2011, and incorporated by reference).

*4.7	Form of Certificate of Designation of Convertible Preferred Stock.

*4.8	Form of Transferable Subscription Rights Certificate.

4.9	Recapitalization and Investment Agreement, dated as of October 3, 2014, between RadioShack Corporation and General Retail Holdings L.P. (filed as Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-05571) filed on October 6, 2014, and incorporated by reference).

4.10	Loan Sale Agreement, dated as of October 3, 2014, by and among General Electric Capital Corporation, the other entities listed as Sellers, General Retail Holdings L.P. and General Retail Funding LLC, RadioShack Corporation, certain subsidiaries of RadioShack Corporation, and solely with respect to Section 7(h), Standard General Master Fund L.P., Standard General OC Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P. (filed as Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-05571) filed on October 6, 2014, and incorporated by reference).

4.11	Credit Agreement, dated as of December 10, 2013, among RadioShack Corporation, certain subsidiaries of RadioShack Corporation that are designated as credit parties, the lenders parties thereto and General Electric Capital Corporation, as agent for the lenders (filed as Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-05571) filed on December 13, 2013, and incorporated by reference).

Exhibit No.	Exhibit Description

4.12	First Amendment to Credit Agreement, dated October 3, 2014, among RadioShack Corporation, certain subsidiaries of RadioShack Corporation that are designated as credit parties, the lenders thereto and Cantor Fitzgerald Securities, as successor agent for the lenders (filed as Exhibit 10.2 to the Registrant’s Form 8-K (File No. 001-05571) filed on October 6, 2014, and incorporated by reference).

4.13	Indenture, dated as of May 3, 2011, by and among RadioShack Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.1 to the Registrant’s Form 8-K (File No. 001-05571) filed on May 4, 2011, and incorporated by reference).

*5.1	Opinion of Jones Day.

**23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Jones Day (included in its opinion filed as Exhibit 5.1).

**24.1	Powers of Attorney (included on the signature page to the registration statement).

*99.1	Form of Notice of Guaranteed Delivery.

*	To be filed with an amendment.
**	Filed herewith.
(1)	RadioShack Corporation was known as Tandy Corporation until May 18, 2000.